Exhibit 15.1

ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

November 9, 2020

To the Stockholders and Board of Directors

Uniti Group Inc.:

We acknowledge our awareness of the use of our report dated November 9, 2020 related to our review of interim financial information, included within the Quarterly Report on Form 10-Q of Uniti Group Inc. for the three-month and nine-month periods ended September 30, 2020, and incorporated by reference in the Registration Statements on

Form S-8 (No. 333-203591 and No. 333-225501) and Form S-3 (No. 333-237139).

Pursuant to Rule 436 under the Securities Act of 1933 (“the Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Dallas, Texas